EXHIBIT 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal Second Quarter Ended July 10, 2016

Investor Conference Call Moved Up To 8:30 a.m. Eastern Time on August 9

Greenwood Village, CO – August 8, 2016 – Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the quarter ended July 10, 2016.
Second Quarter 2016 Financial Highlights Compared to Second Quarter 2015
—	Total revenues were $305.5 million, an increase of 4.3%
—	Comparable restaurant revenue decreased 3.2% (using constant currency rates)
—	Restaurant-level operating profit margin was 20.9% compared to 22.5% (see Schedule II)
—	Adjusted EBITDA was $34.5 million compared to $35.0 million (see Schedule III)
—	Net income was $7.6 million compared to $11.2 million. Adjusted net income was $10.3 million (see Schedule I)
—	GAAP earnings per diluted share were $0.55 compared to $0.78. Adjusted earnings per diluted share were $0.75 (see Schedule I)
—	The Company repurchased $20 million of its common stock
Net income for the second quarter ended July 10, 2016, was $7.6 million compared to $11.2 million for the same period a year ago. Earnings per diluted share for the second quarter 2016 were $0.55 compared to $0.78 in second quarter 2015. Year to date net income for the twenty-eight weeks ended July 10, 2016, was $21.8 million compared to $27.7 million for the same period a year ago. Year to date earnings per diluted share for the twenty-eight weeks ended July 10, 2016, were $1.59 compared to $1.94 a year ago.
Excluding the impact of a charge of $0.20 per diluted share for restaurant impairment, adjusted earnings per diluted share for the second quarter ended July 10, 2016, were $0.75 compared to $0.78 for the same period a year ago. Year to date adjusted net income for the twenty-eight weeks ended July 10, 2016, was $27.9 million, an increase of 3.9% from $26.8 million for the same period a year ago. See Schedule I for a reconciliation of adjusted net income and adjusted earnings per share (each, a non-GAAP financial measure) to net income and earnings per share, respectively.
“While Red Robin's overall results during the second quarter fell short of our expectations, we anticipate that our relative performance will improve by the fourth quarter of this year and we will regain market share,” said Steve Carley, Red Robin Gourmet Burgers, Inc. chief executive officer. “Given the challenges facing our industry, we are addressing immediate opportunities by focusing on things we can control. These include increasing speed of service, accentuating everyday value, and fostering more ‘top of mind’ awareness through local marketing initiatives and a new media campaign that will launch in the fourth quarter with incremental spending in select, high penetration markets. We will also remain disciplined in allocating capital, investing in initiatives to improve performance and open new restaurants while returning excess cash to shareholders via stock repurchases.”
Operating Results
Total Company revenues, which primarily include Company-owned restaurant revenue and franchise royalties, increased 4.3% to $305.5 million in the second quarter of 2016 from $293.0 million in the second quarter of 2015. Restaurant revenues increased $23.7 million due to new restaurant openings and acquired restaurants, partially offset by a $9.5 million, or 3.4%, decrease in comparable restaurant revenue, which included a $0.5 million, or 0.2%, unfavorable foreign exchange impact, and $0.8 million from closed restaurants. Franchise and other revenue decreased $0.8 million, primarily driven by a decrease the number of franchisees from the same period a year ago.
System-wide restaurant revenue (including franchised units) for the second quarter of 2016 totaled $366.0 million, compared to $363.2 million for the second quarter in 2015.
Using constant currency rates, comparable revenue decreased 3.2% in the second quarter of 2016 compared to the same period a year ago, driven by a 3.9% decrease in guest counts, which was partially offset by a 0.7% increase in average guest check. Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they are comparable for the entirety of both periods presented.

Restaurant-level operating profit margin (a non-GAAP financial measure) was 20.9% in the second quarter of 2016 compared to 22.5% in the same period a year ago. The 160 basis point margin decrease in the second quarter of 2016 resulted from a 160 basis point increase in labor costs, a 110 basis point increase in other restaurant operating expenses, and a 30 basis point increase in occupancy costs, partially offset by a 140 basis point decrease in cost of sales. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to income from operations and net income.
Restaurant Revenue Performance (1)
	Q2 2016	Q2 2015
Average weekly sales per unit:
Company-owned – Total (2)	$55,912	$58,208
Company-owned – Comparable (2)	$56,373	$58,171
Franchised units – Comparable	$61,866	$63,750
Total operating weeks:
Company-owned units	5,372	4,916
Franchised units	1,032	1,188
_________________________________________________________
(1)	Excludes Red Robin Burger Works® fast casual restaurants, which had 132 and 120 total operating weeks in the second quarter of 2016 and 2015.
(2)	Calculated using constant currency rates. Using historical currency rates, the average weekly sales per unit in the second quarter of 2015 for Company-owned – Total and Company-owned – Comparable was $58,321 and $58,285.
Other Results
Depreciation and amortization costs increased to $19.2 million in the second quarter of 2016 from $17.3 million in the second quarter of 2015. The increased depreciation was primarily related to new restaurants opened and acquired since the second quarter 2015 and restaurants remodeled under the Brand Transformation Initiative.
General and administrative costs were $20.0 million, or 6.5% of total revenues, in the second quarter of 2016, compared to $23.0 million, or 7.9% of total revenues in the same period a year ago. The decrease of $3.0 million resulted primarily from decreased incentive compensation and professional services.
Selling expenses were $11.0 million, or 3.6% of total revenues, in the second quarter of 2016, compared to $11.1 million, or 3.8%, of total revenues during the same period in the prior year.
Pre-opening costs were $2.2 million in the second quarter of 2016, compared to $1.4 million in the same period a year ago. The increase was primarily due to timing of restaurant openings.
The Company had an effective tax rate of 15.4% in the second quarter of fiscal year 2016, compared to a 28.3% effective tax rate in the same period a year ago.
Restaurant Development and Acquisitions
As of the end of the second quarter of 2016, there were 449 Company-owned Red Robin® restaurants, 11 Red Robin Burger Works®, and 86 franchised Red Robin restaurants, for a total of 546 restaurants. During the second quarter, the Company opened seven Red Robin restaurants and relocated one Red Robin restaurant.
Under the Brand Transformation Initiative, the Company completed 30 restaurant remodels during the second quarter 2016. The Company has over 390 restaurants conforming to its new brand standards, including new restaurant openings, and will substantially complete the remodeling of Company-owned restaurants by the end of 2016.
Balance Sheet and Liquidity
On June 30, 2016, the Company replaced its existing credit facility with a new Credit Agreement that provides a $400 million revolving line of credit.
During the second quarter of 2016, the Company purchased 388,913 shares of the Company’s common stock for $20.0 million. As of July 10, 2016, there was approximately $80.0 million remaining under the current board authorization for stock repurchases.

As of July 10, 2016, the Company had cash and cash equivalents of $25.9 million and total debt of $305.1 million, including $11.7 million of capital lease liabilities. The Company funded the share repurchases, restaurant remodels, construction of new restaurants, and other capital expenditures with cash flow from operations and incremental borrowings of $39.0 million on its credit facility during the second quarter 2016. As of July 10, 2016, the Company had outstanding borrowings under its credit facility of $292.5 million, in addition to amounts issued under letters of credit of $8.5 million, which reduce the amount available under its credit facility but were not recorded as debt.
Outlook for 2016
Red Robin’s 2016 fiscal year consists of 52 weeks, which will end on December 25, 2016 (“2016”).
The Company expects total revenues to grow around 5.0% in 2016, driven by increased operating weeks associated with locations opened and acquired in 2015 and 2016, partially offset by lower comparable restaurant revenue of almost 2.0%. The Company plans to open approximately 24 new Red Robins and three Burger Works in 2016.
Restaurant-level operating profit margin in fiscal year 2016 is expected to be around 21.0%.
General and administrative costs are expected to be between $94 million and $96 million, while selling expenses are expected to be approximately 3.2% of total revenues. Pre-opening and acquisition costs are expected to total near $8.5 million in fiscal year 2016.
Depreciation and amortization is projected to be between $83 million and $85 million.
Interest expense is expected to be approximately $7 million, while the income tax rate in fiscal year 2016 is expected to be between 20.0% and 21.0%.
Adjusted earnings before interest, taxes and depreciation (EBITDA) is expected to range between $145 million and $150 million in 2016. EBITDA is a non-GAAP number and defined in Schedule III.
The Company expects capital investments between $190 million and $195 million, which includes the 13 restaurants acquired in the first quarter. In addition to new restaurant openings, the Company expects to remodel around 70 locations as part of its Brand Transformation Initiative, with 62 locations completed as of the end of the second quarter.
The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal year 2016 is estimated to be $0.40 on an annualized basis. Additionally, a 10 basis point change in restaurant-level operating profit margin is expected to impact earnings per diluted share by approximately $0.10, and a change of approximately $135,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its second quarter 2016 results on August 9, 2016 at 8:30 a.m. ET. The conference call number is (888) 205-6705, or for international callers (913) 312-1378. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available in the “Company” section of the Company’s website at www.redrobin.com by selecting the "Investor Relations" link, then the “News Releases” link. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Investors” link from the menu. A replay of the live conference call will be available from two hours after the call until midnight on Tuesday, August 16, 2016. The replay can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers. The conference ID is 2474834.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 540 Red

Robin restaurants across the United States and Canada, including Red Robin Burger Works® locations and those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.
Forward-Looking Statements
Forward-looking statements in this press release regarding our strategic initiatives, future performance, revenues, EBITDA, capital investments, anticipated number and timing of new restaurant openings (including Red Robin Burger Works) and operating weeks, the anticipated number and timing of restaurant remodels under the Brand Transformation Initiative, anticipated costs, expenses including depreciation, amortization, and interest expense, tax rate, sensitivity of earnings per share and other projected financial measures, statements under the heading “Outlook for 2016”, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. We undertake no obligation to update such statements to reflect events or circumstances arising after such date, and we caution investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of our business improvement initiatives; the ability to fulfill planned expansion and restaurant remodeling; the effectiveness of our marketing strategies and initiatives to achieve restaurant sales growth; the cost and availability of key food products, labor, and energy; our ability to achieve anticipated revenue and cost savings from our anticipated new technology systems and tools in the restaurants and other initiatives; availability of capital or credit facility borrowings; our ability to increase our to-go and other offerings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state, and local regulation of our business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:
Jennifer DeNick, Coyne PR
(973) 588-2000

For investor relations questions contact:
Terry Harryman, Chief Accounting Officer and Interim Chief Financial Officer
(303) 846-6000

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 10, 2016	July 12, 2015	July 10, 2016	July 12, 2015

Revenues:
Restaurant revenue	$302,117	$288,704	$698,887	$677,213
Franchise royalties, fees and other revenue	3,432	4,275	8,788	10,667
Total revenues	305,549	292,979	707,675	687,880

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	70,831	71,665	163,156	169,615
Labor	102,847	93,513	235,831	217,869
Other operating	40,275	35,356	89,983	81,940
Occupancy	24,905	23,210	57,403	53,357
Depreciation and amortization	19,159	17,260	43,110	40,263
General and administrative	19,972	23,044	55,852	58,039
Selling	11,047	11,082	22,455	24,148
Pre-opening costs and acquisition costs	2,238	1,369	4,610	2,324
Asset impairment	3,860	—	4,685	—
Total costs and expenses	295,134	276,499	677,085	647,555

Income from operations	10,415	16,480	30,590	40,325

Other expense:
Interest expense, net and other	1,486	904	3,124	1,964

Income before income taxes	8,929	15,576	27,466	38,361
Provision for income taxes	1,377	4,410	5,689	10,630
Net income	$7,552	$11,166	$21,777	$27,731
Earnings per share:
Basic	$0.56	$0.79	$1.60	$1.96
Diluted	$0.55	$0.78	$1.59	$1.94
Weighted average shares outstanding:
Basic	13,511	14,142	13,582	14,134
Diluted	13,644	14,311	13,724	14,322

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited) July 10, 2016	December 27, 2015

Assets:
Current Assets:
Cash and cash equivalents	$25,942	$22,705
Accounts receivable, net	15,630	27,760
Inventories	28,674	28,223
Prepaid expenses and other current assets	17,684	18,052
Total current assets	87,930	96,740

Property and equipment, net	673,063	603,686
Goodwill	97,118	81,957
Intangible assets, net	43,897	39,573
Other assets, net	24,516	18,023
Total assets	$926,524	$839,979

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$19,408	$23,392
Construction related payables	26,211	28,692
Accrued payroll and payroll related liabilities	37,363	47,587
Unearned revenue	33,480	48,392
Accrued liabilities and other	37,870	29,610
Total current liabilities	154,332	177,673

Deferred rent	69,973	66,470
Long-term debt	293,375	202,875
Long-term portion of capital lease obligations	11,092	7,441
Other non-current liabilities	16,845	11,209
Total liabilities	545,617	465,668

Stockholders’ Equity:
Common stock; $0.001 par value: 45,000 shares authorized; 17,851 and 17,851 shares issued; 13,292 and 13,628 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 4,559 and 4,223 shares, at cost	(185,228)	(167,339)
Paid-in capital	207,565	205,995
Accumulated other loss, net of tax	(4,241)	(5,379)
Retained earnings	362,793	341,016
Total stockholders’ equity	380,907	374,311
Total liabilities and stockholders’ equity	$926,524	$839,979

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 12 and 28 weeks ended July 10, 2016 and July 12, 2015, net income and basic and diluted earnings per share, excluding the effects of litigation contingencies, asset impairment charges, and a change in accounting estimate for gift card breakage. The Company believes that the presentation of net income and earnings per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax expense related to the change in accounting estimate was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.
	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 10, 2016	July 12, 2015	July 10, 2016	July 12, 2015
Net income as reported	$7,552	$11,166	$21,777	$27,731
Litigation contingencies	—	—	3,900	—
Asset impairment	3,860	—	4,685	—
Change in estimate for gift card breakage	—	—	—	(1,369)
Income tax benefit (expense)	(1,153)	—	(2,509)	439
Adjusted net income	$10,259	$11,166	$27,853	$26,801

Basic net income per share:
Net income as reported	$0.56	$0.79	$1.60	$1.96
Litigation contingencies	—	—	0.29	—
Asset impairment	0.29	—	0.34	—
Change in estimate for gift card breakage	—	—	—	(0.10)
Income tax benefit (expense)	(0.09)	—	(0.18)	0.03
Adjusted earnings per share - basic	$0.76	$0.79	$2.05	$1.89

Diluted net income per share:
Net income as reported	$0.55	$0.78	$1.59	$1.94
Litigation contingencies	—	—	0.28	—
Asset impairment	0.28	—	0.34	—
Change in estimate for gift card breakage	—	—	—	(0.09)
Income tax benefit (expense)	(0.08)	—	(0.18)	0.03
Adjusted earnings per share - diluted	$0.75	$0.78	$2.03	$1.88

Weighted average shares outstanding
Basic	13,511	14,142	13,582	14,134
Diluted	13,644	14,311	13,724	14,322

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income
(In thousands)
The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant impairment and closure costs. The measure includes restaurant- level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes occupancy costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies in our industry. The table below sets forth certain unaudited information for the 12 and 28 weeks ended July 10, 2016 and July 12, 2015, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit, which are expressed as a percentage of restaurant revenue.

	Twelve Weeks Ended				Twenty-eight Weeks Ended
	July 10, 2016		July 12, 2015		July 10, 2016		July 12, 2015
Restaurant revenue	$302,117	98.9%	$288,704	98.5%	$698,887	98.8%	$677,213	98.4%
Restaurant operating costs (1):
Cost of sales	70,831	23.4%	71,665	24.8%	163,156	23.3%	169,615	25.0%
Labor	102,847	34.0%	93,513	32.4%	235,831	33.7%	217,869	32.2%
Other operating	40,275	13.4%	35,356	12.3%	89,983	13.0%	81,940	12.1%
Occupancy	24,905	8.3%	23,210	8.0%	57,403	8.2%	53,357	7.9%
Restaurant-level operating profit	63,259	20.9%	64,960	22.5%	152,514	21.8%	154,432	22.8%

Add – Franchise royalties, fees and other revenue	3,432	1.1%	4,275	1.5%	8,788	1.2%	10,667	1.6%
Deduct – other operating:
Depreciation and amortization	19,159	6.3%	17,260	5.9%	43,110	6.1%	40,263	5.9%
General and administrative expenses	19,972	6.5%	23,044	7.9%	55,852	7.9%	58,039	8.4%
Selling	11,047	3.6%	11,082	3.8%	22,455	3.2%	24,148	3.5%
Pre-opening & acquisition costs	2,238	0.7%	1,369	0.5%	4,610	0.7%	2,324	0.3%
Asset impairment	3,860	1.3%	—	0.0%	4,685	0.7%	—	0.0%
Total other operating	56,276	18.4%	52,755	18.0%	130,712	18.6%	124,774	18.1%

Income from operations	10,415	3.4%	16,480	5.6%	30,590	4.3%	40,325	5.9%

Interest expense, net and other	1,486	0.5%	904	0.3%	3,124	0.4%	1,964	0.3%
Income tax expense	1,377	0.4%	4,410	1.5%	5,689	0.8%	10,630	1.6%
Total other	2,863	0.9%	5,314	1.8%	8,813	1.2%	12,594	1.9%

Net income	$7,552	2.5%	$11,166	3.8%	21,777	3.1%	27,731	4.0%
(1)	Excluding depreciation and amortization which is shown separately

Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.
We have not provided a reconciliation of our restaurant-level operating profit outlook to the most comparable GAAP measure of net income. Providing net income guidance is potentially misleading and not practical given the difficulty of projecting event driven transactional and other non-core operating items that are included in net income, including asset impairments and income tax valuation adjustments. The reconciliation restaurant-level operating profit to income from operations and net income for the historical periods presented above are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance.

Schedule III
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, and non-cash stock based compensation. EBITDA and adjusted EBITDA are presented because the Company believes that investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, stock-based compensation, and asset impairment charges. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies in our industry or otherwise. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items. We have not provided a reconciliation of our adjusted EBITDA outlook to the most comparable GAAP measure of net income. Providing net income guidance is potentially misleading and not practical given the difficulty of projecting event driven transactional and other non-core operating items that are included in net income, including asset impairments and income tax valuation adjustments. The reconciliations of adjusted EBITDA to net income for the historical periods presented below are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance.
	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 10, 2016	July 12, 2015	July 10, 2016	July 12, 2015
Net income as reported	$7,552	$11,166	$21,777	$27,731
Interest expense, net	1,555	805	3,210	1,893
Provision for income taxes	1,377	4,410	5,689	10,630
Depreciation and amortization	19,159	17,260	43,110	40,263
Non-cash stock based compensation	989	1,403	3,079	2,849
EBITDA	30,632	35,044	76,865	83,366

Litigation contingencies	—	—	3,900	—
Asset impairment	3,860	—	4,685	—
Change in estimate for gift card breakage	—	—	—	(1,369)
Adjusted EBITDA	$34,492	$35,044	$85,450	$81,997